UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 25, 2017

PROFIRE ENERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-36378	20-0019425
(State or other jurisdiction of incorporation)	Commission File Number)	(IRS Employer Identification No.)

321 South 1250 West, Suite 1, Lindon, Utah
(Address of principal executive offices)

84042
(Zip code)

(801) 796-5127
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On May 25, 2017, Profire Energy, Inc. (the "Company") entered into a Stock Redemption Agreement (the "Agreement") with Hatch Family Holdings Company, LLC, which is wholly owned by Brenton W. Hatch, the Company's Chairman and Chief Executive Officer.  Pursuant to the Agreement, the Company repurchased 1,300,000 shares of its Common Stock for an aggregate cash purchase price of $1,703,000. The shares repurchased pursuant to the Agreement were not purchased as part of the Company's previously announced share repurchase program, which coincidentally terminated on May 25, 2017.  As described in more detail below in Item 8.01, the Company's board of directors has extended until the end of May 2018 its repurchase program for up to $2 million worth of its Common Stock.
Item 7.01     Regulation FD Disclosure

On May 26, 2017, the Company issued a press release regarding the purchase of shares from Mr. Hatch. A copy of the press release is attached to this Current Report as Exhibit 99.1.

The information in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1 attached hereto, shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that Section. The information in Item 7.01 of this Current Report on Form 8-K shall not be incorporated by reference into any registration statement or other document filed pursuant to the Securities Act or the Exchange Act except as shall be expressly set forth by specific reference in such filing.

Item 8.01   Other Events

On May 26, 2017, the Company announced that its board of directors had authorized the continuation of its share repurchase program allowing the Company to repurchase up to $2,000,000 worth of its Common Stock from time to time through May 31, 2018.  Any purchases under the program will be made at the discretion of management.  The size and timing of any purchases will depend on price, market and business conditions and other factors.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

99.1	Press Release dated May 26, 2017 Announcing the Purchase of $1,703,000 Worth of Stock from CEO, Brenton Hatch, and Extension of Stock Repurchase Program

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROFIRE ENERGY, INC.

Date: May 26, 2017	By:	/s/ Brenton W. Hatch
Brenton W. Hatch
Chief Executive Officer